Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject:  Nitches, Inc. announces acquisition of Designer Intimates

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

          SAN DIEGO, CA., November 8, 2005 -- Nitches, Inc. (Nasdaq Capital Market: NICH) announced that it has acquired the balance of outstanding stock in Designer Intimates and now owns 100% of the sleepwear company.  In an all-stock transaction approved by the boards of directors of both companies, all shareholders of Designer Intimates will exchange their shares for Nitches stock.

          Designer Intimates is the holding company for NAP, Inc., an intimate wear maker founded over 20 years ago.  Designer Intimates owns or licenses brands targeted to all levels of distribution and offers a complete innerwear product line for women, men, and children.  Brands sold by Designer Intimates include:

•	Argentovivo®, the ultimate in Italian luxury and sensuality.
•	Derek Rose®, combining the finest English tailoring with the best cottons and cashmere.
•	Princesse tam tam®, which epitomizes the sophisticated fun of the finest French lingerie.
•	Crabtree & Evelyn®, catering to the classic American woman with refined tastes.
•	The Anne Lewin® Collection, focused on detailed, feminine styling for the modern woman.
•	The Bill Blass® Lifestyle Collection that incorporates updated lounge and active wear styles and fabrics for today’s lifestyle.
•	The Dockers® Collection, providing popular styles and fabrics consistent with the Dockers image.
•	The Claire Murray® Collection featuring classic styling with beautiful botanical and nautical prints.
•	The Vassarette® Collection of sexy and fun sleepwear styles for all women.v

          Products bearing these brands are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains.  Designer Intimates also develops and manufactures private label products for Victoria’s Secret, Disney, and many other leading retailers and catalogues.

          This acquisition by Nitches confirms plans announced in February by Nitches to seek out and evaluate acquisition candidates.  Chairman & CEO Steve Wyandt remarked, “As a public company we have an obligation to create value for our shareholders.  Designer Intimates delivers a proven revenue stream, impressive customer list and strong stable of brands that will provide opportunities for growth and long term value creation.  Over the past three years, we have been aligning the two companies to make this possible.  We expect that the transition period will be smooth, having already relocated the New York sales and design office of Nitches to the NAP Building on Madison Avenue.”

          Haresh Tharani headed up the investment group that purchased Designer Intimates approximately three years ago.  The Chairman of Bill Blass, a luxury designer label, and Designer Intimates stated, “Steve Wyandt of Nitches and I have been associated through our industry for over 10 years. Steve has great insight into the demands of today’s marketplace, moving Nitches toward luxury and contemporary brands. We are thrilled to do this transaction with him and Nitches.”

          NAP will continue to operate as a separate company.  Victor Lee will continue as President of NAP, and Eitan Haber will continue as Executive Vice President overseeing production, logistics, and international offices.  Lee stated, “I am very excited about working closer with the talented professionals at Nitches in continuing our efforts to achieve profitable growth. Their ability to source quality product on a timely basis from around the world is outstanding.”  Lee also indicated that “NAP will continue to explore business opportunities with our customers and third parties consistent with our growth strategy.”

          Paul Wyandt, Nitches President and COO, added, “Retailer marketing and consumer purchasing in apparel continues to emphasize branding.  With the established national brands owned and distributed by Designer Intimates, Nitches will be better equipped to capture and defend market share in the highly competitive apparel industry.”

          Nitches, Inc. designs and markets quality apparel for niche markets, including sleepwear and loungewear by Body Drama®, men’s casual lifestyle clothing by Newport Blue®, men’s golf apparel by The Skins Game, and ladies western wear by Adobe Rose® and Southwest Canyon®.  The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, and Hong Kong.  The Company’s shares are traded on the Nasdaq Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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